CONSENT OF INDEPENDENT AUDITOR

We consent to the use of our report dated August 10, 2010, relating to our audit of the consolidated financial statements of Medivision Medical Imaging Ltd. as of and for the year ended December 31, 2008, included in this Current Report on Form 8-K/A, related to Ophthalmic Imaging Systems' acquisition of substantially all of the assets of MedVision Medical Imaging Ltd.

Perry-Smith LLP

Sacramento, California
September 28, 2010